UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2004

RemedyTemp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-5260	95-2890471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Enterprise, Aliso Viejo, California		92656
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-425-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 1, 2004, the Compensation Committee of the Board of Directors of RemedyTemp, Inc. (the "Company") adopted a short-term incentive bonus plan for its executive officers after consulting with an independent firm that specializes in compensation issues (the "incentive plan"). The incentive plan moves the Company toward a performance measurement approach and is based on Economic Value Added or Economic Profit for its executive officers. Economic Profit is a profit-like measure of annual operating performance that the Company believes provides a better measure of the performance of its business by including a charge to reflect the opportunity cost of debt and equity capital. Economic Profit is generally defined as after-tax operating profit, less a charge for capital employed to create those profits. Executive officers have incentive compensation potentials of up to 60% of their base salary for achieving the performance measure targets.

For fiscal 2005, the incentive plan will use the following operating measures as plan performance measures: pretax income/loss and capital employed. The performance targets and payout ranges have been set relative to the Company’s short- and long-term forecasts, cost of capital and other metrics based on market capitalization and cash flows. The target performance, threshold performance (75% of target) and maximum performance (150% of target) were established based on expected changes in Economic Profit.

The Company believes that this incentive plan meets the following key objectives:

• Encouraging management behavior and decisions to enhance shareholder value.
• Creating a strong "line of sight" for participants to achieve to improve performance.
• Assisting the Company in attracting, retaining and motivating qualified executives to allow the Company to remain competitive with its industry peers.
• Aligning the targets with the strategic goals of the Company so that bonus payments will only be made if shareholder interests are advanced.

As of the date hereof, the Board of Directors has not adopted a written form of the incentive plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RemedyTemp, Inc.

February 1, 2005	By:	/s/ Monty A. Houdeshell

Name: Monty A. Houdeshell
Title: Senior Vice President and Chief Administrative Officer